Exhibit 11 - Earnings per share

                                                                  1999                 1998
                                                              -------------        -------------
Net income (loss)                                             $     217,951        $    (141,895)
Less dividends on preferred stock                                    (3,529)              (4,071)
                                                              -------------        -------------

Net income (loss) applicable to common shareholders           $     214,422        $    (145,966)
                                                              =============        =============

Weighted average common shares outstanding                        3,004,659            2,147,863
Dilutive Potential Common Shares-Options                             73,700                    0

Net income (loss) per common share
     Basic                                                    $        0.07        $       (0.07)
     Diluted                                                  $        0.07        $       (0.07)